SCHEDULE 14A

(RULE 14A 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Transcept Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 20, 2012

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Transcept Pharmaceuticals, Inc., a Delaware corporation, will be held on Wednesday, June 20, 2012, at 8:00 a.m., local time, at our office located at 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804, for the following purposes:

1.	To elect Thomas D. Kiley and G. Kirk Raab as Class III Directors to serve for three-year terms and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3.	To transact such other business as may properly be brought before the meeting and any postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 23, 2012 are entitled to notice of, to vote at, and to attend the meeting.

By Order of the Board of Directors,

Alan Mendelson
Secretary

Point Richmond, California

April 24, 2012

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY TRANSCEPT PHARMACEUTICALS, INC., ON BEHALF OF ITS BOARD OF DIRECTORS, FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT APRIL 30, 2012. YOU CAN VOTE YOUR SHARES USING ANY ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	FOLLOW INSTRUCTIONS WITH OR ON YOUR PROXY CARD FOR TELEPHONE VOTING

•	FOLLOW INSTRUCTIONS WITH OR ON YOUR PROXY CARD FOR INTERNET VOTING

•	ATTEND THE COMPANY’S 2012 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

TELEPHONE AND INTERNET VOTING MAY NOT BE AVAILABLE TO ALL STOCKHOLDERS. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE IN ADVANCE AS PROMPTLY AS POSSIBLE BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD OR VOTING BY TELEPHONE OR THROUGH THE INTERNET. SIGNING AND RETURNING THE PROXY CARD OR SUBMITTING A PROXY THROUGH THE INTERNET OR BY TELEPHONE DOES NOT AFFECT THE RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE MEETING MAY CHANGE THEIR VOTE EVEN IF HE OR SHE HAS PREVIOUSLY SUBMITTED A VOTE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD JUNE 20, 2012:

Our proxy statement, form of proxy card, and Annual Report on Form 10-K are available at: www.transcept.com under the heading “Investors” and the subheading “Proxy Materials.”

TRANSCEPT PHARMACEUTICALS, INC.

1003 West Cutting Blvd., Suite 110

Point Richmond, California 94804

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 20, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Your proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the Board) of Transcept Pharmaceuticals, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804, on Wednesday, June 20, 2012, at 8:00 a.m., local time, and any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our principal executive offices are located at the address listed at the top of this page and our main telephone number is (510) 215-3500.

Our Annual Report on Form 10-K, containing financial statements for the year ended December 31, 2011, is being mailed together with this proxy statement and the accompanying proxy card to all stockholders entitled to vote at the Annual Meeting.

WE WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT BUT EXCLUDING EXHIBITS TO THE ANNUAL REPORT. EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE UPON PAYMENT OF A REASONABLE FEE, WHICH IS LIMITED TO OUR EXPENSES IN FURNISHING THE REQUESTED EXHIBITS. ALL REQUESTS FOR THE MATERIALS DESCRIBED IN THIS PARAGRAPH MUST BE MADE IN WRITING TO TRANSCEPT PHARMACEUTICALS, INC., 1003 WEST CUTTING BLVD., SUITE 110, POINT RICHMOND, CALIFORNIA 94804, ATTENTION: INVESTOR RELATIONS.

Record Date and Share Ownership

Stockholders of record at the close of business on April 23, 2012 (the “Record Date”) are entitled to notice of, to vote at, and to attend the Annual Meeting and any postponement or adjournment thereof. Transcept has one series of common shares issued and outstanding, designated as common stock, $0.001 par value per share (the “Common Stock”), and one series of undesignated preferred stock, $0.001 par value per share (the “Preferred Stock”). As of the Record Date, 100,000,000 shares of Common Stock were authorized and 14,030,313 shares were issued and outstanding. As of the Record Date, 5,000,000 shares of Preferred Stock were authorized and none were issued or outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either:

•	Delivering to Transcept at its principal offices (Attn: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or

•	Attending the Annual Meeting and voting in person.

Solicitation of Proxies

We are making this solicitation and will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Proxies may be solicited by our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Voting; Quorum; Abstentions; Broker Non-Votes

On all matters, each share has one vote. Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who will be a representative from American Stock Transfer & Trust Company, LLC, our transfer agent and registrar. The Inspector will also determine whether or not a quorum is present. A quorum must be present at a meeting of stockholders for a vote to be valid. In general, Delaware law and our bylaws provide that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at a meeting of stockholders.

Directors will be elected by a plurality vote such that the candidates receiving the highest number of affirmative votes of shares represented and voting on the Class III Directors at the Annual Meeting will be elected as directors. Votes withheld from a nominee and broker non-votes (as discussed below) will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012 requires the affirmative vote of a majority of shares entitled to vote and present, in person or represented by proxy, at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. As a result, no broker non-votes will result from this proposal.

The Inspector will treat shares that are voted WITHHELD, AGAINST or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will be treated as Votes Cast against approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	FOR the election of the nominees for director set forth herein;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

The person named in the enclosed proxy form may vote in his own discretion upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as present with respect to establishing a quorum for the transaction of business. Broker non-votes with respect to proposals set forth in this proxy statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals from our stockholders that are intended to be presented by such stockholders at our 2013 Annual Meeting of Stockholders must be addressed to the Secretary and received in writing at Transcept no later than January 3, 2013, unless the date of the 2013 annual meeting of stockholders is more than 30 days before or after June 20, 2013, in which case the deadline is a reasonable time before Transcept begins to print and send its proxy materials. If you wish to submit a proposal that is not to be included in our proxy materials for next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so no later than January 3, 2013; provided that if the date of that annual meeting is more than 30 days before or after June 20, 2013, you must give notice not later than the 120th day prior to the annual meeting date and, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made.

Voting Through the Internet or by Telephone

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. online and telephone program. This program provides eligible stockholders the opportunity to vote through the Internet or by telephone. Voting forms will provide instructions for stockholders whose banks or brokerage firms participate in Broadridge’s online and telephone program.

Registered stockholders may vote electronically through the Internet or by telephone by following the instructions included with their proxy card. A stockholder not wishing to vote electronically through the Internet or by telephone or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy through the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

The telephone and Internet proxy granting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy granting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting proxies through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

Telephone and Internet voting may not be available to all stockholders. If instructions for Internet or telephone voting are not included with your proxy materials, please vote by submitting a written proxy card in the envelope provided.

Internet Availability of Proxy and Other Materials

This proxy statement, the form of proxy card and our Annual Report on Form 10-K are available on our website www.transcept.com under the heading “Investors” and the subheading “Proxy Materials.”

How to Obtain Directions to Location of Annual Meeting of Stockholders

Our Annual Meeting of Stockholders is being held at the time and place set forth above under the heading “General.” If you would like to attend the Annual Meeting to vote your shares in person, you can obtain directions to the Annual Meeting on our website www.transcept.com under the heading “Contact.”

Other General Information

On January 30, 2009, Novacea, Inc. completed a reverse merger with Transcept Pharmaceuticals, Inc., a privately held company that is referred to in this proxy statement as TPI. As part of the merger the resulting combined company changed its name to Transcept Pharmaceuticals, Inc. and continued the business of TPI as the principal business of the combined entity. In this proxy statement, references to “Novacea” mean Novacea, Inc. prior to the merger and references to “Transcept,” “we,” “our” and “us” mean Transcept Pharmaceuticals, Inc., the publicly-traded combined company resulting from the merger and, as successor to the business of TPI, includes activities taking place with respect to the business of TPI prior to the merger of TPI and Novacea, as applicable.

MATTERS TO BE CONSIDERED AT THE 2012 ANNUAL MEETING

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Classified Board

Our Board of Directors currently has six authorized directors and currently consists of six members. The Board of Directors is divided into three classes of directors whose terms expire on a staggered basis at annual stockholder meetings over a three-year period. This structure is commonly referred to as a staggered board. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their respective successors have been duly elected and qualified.

Staggered Board Composition through April 14, 2012

Our staggered board classes through April 14, 2012 were comprised of the following directors:

•

Class I consists of Christopher B. Ehrlich, Kathleen D. LaPorte and Frederick J. Ruegsegger, each of whom was elected to serve until the 2013 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified;

•

Class II consists of Glenn A. Oclassen and Jake R. Nunn, each of whom was elected to serve until the 2014 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified; and

•

Class III consists of Thomas D. Kiley and G. Kirk Raab, each of whom was elected to serve until the 2012 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified.

Thomas D. Kiley and G. Kirk Raab, the current Class III directors, will stand for re-election at the 2012 Annual Meeting of Stockholders.

Ms. LaPorte resigned from the Board effective April 14, 2012. On April 4, 2012, in accordance with Trancept’s bylaws and certificate of incorporation, the Board of Directors voted to reduce the authorized size of the Board to six such that no seats will remain vacant after the anticipated end of service of Ms. LaPorte. Effective April 14, 2012, Mr. Ehrlich replaced Ms. LaPorte on the Audit Committee.

Board Membership Changes and Anticipated Staggered Board Composition After the 2012 Annual Meeting

If Messrs. Kiley and Raab are re-elected at the Annual Meeting, Transcept will have a staggered board of directors with three classes comprised of the following directors immediately after the Annual Meeting:

•

Class I to consist of Christopher B. Ehrlich and Frederick J. Ruegsegger, each of whom was elected to serve until the 2013 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified;

•

Class II to consist of Glenn A. Oclassen and Jake R. Nunn, each of whom was elected to serve until the 2014 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified; and

•

Class III to consist of Thomas D. Kiley and G. Kirk Raab, each of whom would have been elected at the Annual Meeting to serve until the 2015 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified.

Class III Director Nominees

The nominees for Class III directors are as follows:

•	Thomas D. Kiley; and

•	G. Kirk Raab.

Biographical information for Messrs. Kiley and Raab can be found below in the “Directors and Executive Officers” section of this proxy statement.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above, who are currently directors of Transcept. Each of the nominees has consented to be named as a nominee in this proxy statement and to continue to serve as a director of Transcept, if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed above, if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that the nominees will be unable or will decline to serve as directors. The term of office of the persons elected as a Class III director will continue until our Annual Meeting of Stockholders to be held in 2015 and until a successor has been elected and qualified for such director. A director’s service on the Board may end earlier than the three-year term in the event of the director’s death, resignation or removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of Transcept.

Vote Required

The directors will be elected by a plurality vote of the shares of our Common Stock present or represented and entitled to vote on this matter at the Annual Meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the Annual Meeting will be elected as directors. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE CLASS III NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2012. Although action by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this appointment by the stockholders. Notwithstanding the appointment or ratification, the Audit Committee, in their discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in the best interest of Transcept.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she desires to do so, and is also expected to be available to respond to appropriate questions.

To be approved, the number of votes cast “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012 must exceed the votes cast “AGAINST” the resolution. Abstentions will have the same effect as a vote against this proposal. Ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. As a result, no broker non-votes will result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accountant Fees and Services

Fees and Services

Ernst & Young LLP served as our independent registered public accounting firm for the years ended December 31, 2011 and 2010. Information provided below includes fees for professional services to Transcept for the years ended December 31, 2011 and 2010.

	Years Ended December 31,
	2011	2010
Audit Fees	$405,639	$342,910
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$405,639	$342,910

Audit Fees:

2011 and 2010 audit fees include fees for professional services for the audit of the financial statements included in our 2011 and 2010 Annual Reports on Form 10-K, review of financial statements included in the 2011 and 2010 Quarterly Reports on Form 10-Q, fees for review of registration statements, including fees for professional services rendered in connection with the Transcept registration statements on Form S-8 and Form S-3, issuance of consents and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation to be included in an audit.

Audit-Related Fees:

There were no audit-related fees incurred during 2011 or 2010.

Tax Fees:

There were no tax fees incurred during 2011 or 2010.

All Other Fees:

Transcept paid no other fees to Ernst & Young LLP during the years ended December 31, 2011 or 2010.

Pre-Approval of Audit and Non-Audit Services

All auditing services and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. Ernst & Young LLP did not provide any audit-related, tax and other services in 2011 and 2010. The pre-approval of non-audit services to be provided by Ernst & Young LLP includes making a determination that the provision of the services is compatible with maintaining the independence of Ernst & Young LLP as an independent registered public accounting firm and would be approved in accordance with SEC rules for maintaining auditor independence. None of the fees outlined above were approved using the “de minimis exception” under SEC rules.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent registered public accounting firm, the audited consolidated financial statements in the Transcept Annual Report on Form 10-K for the year ended December 31, 2011. The Audit Committee has also discussed with Ernst & Young LLP those matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standard, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence. The Audit Committee has discussed with the registered public accounting firm their independence from our company.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, including as set forth above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully Submitted by:

MEMBERS OF THE AUDIT COMMITTEE

Frederick J. Ruegsegger, Audit Committee Chairman

Kathleen D. LaPorte

G. Kirk Raab

Dated: March 28, 2012

The information contained above under the caption “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the ages and present positions for each of our directors and executive officers as of the Record Date.

Name	Age	Position
Glenn A. Oclassen	69	President, Chief Executive Officer, Class II Director
Thomas P. Soloway (1)	45	Executive Vice President, Chief Operating Officer, Chief Financial Officer
Nikhilesh N. Singh, Ph.D.	53	Senior Vice President, Chief Scientific Officer
Marilyn E. Wortzman	65	Vice President, Finance
Christopher B. Ehrlich (3)(4)	42	Class I Director
Thomas D. Kiley (2)(5) .	68	Class III Director
Jake R. Nunn (4)	41	Class II Director
G. Kirk Raab (2)(3)(4)	76	Chairman of the Board of Directors, Class III Director
Frederick J. Ruegsegger (3)(5)	56	Class I Director

(1)	Mr. Soloway was promoted to Executive Vice President and Chief Operating Officer effective April 4, 2012, and additionally continues to serve as Chief Financial Officer.
(2)	Nominated for re-election as a Class III director at the Annual Meeting
(3)	Member of the Audit Committee
(4)	Member of the Compensation Committee
(5)	Member of the Nominating and Corporate Governance Committee

There is no family relationship among any of our directors or executive officers. The biographical information with respect to executive officers and directors set forth below has been furnished by the respective individuals.

Glenn A. Oclassen. Mr. Oclassen has served as our President and Chief Executive Officer, and as a director, since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Oclassen served as the President and Chief Executive Officer of TPI and as a member of the TPI board of directors since July 2003. Prior to co-founding TPI, from 1997 to 1999 he was the President and Chief Executive Officer of NextDerm Inc., a dermatology company founded by Mr. Oclassen that was acquired in 1999 by Procyte Corp. From 1986 to 1992, Mr. Oclassen was the Founder, President and Chief Executive Officer of Oclassen Pharmaceuticals, Inc., a dermatologic drug development and marketing company. He served as Chairman from 1992 to February 1997, at which time the company was acquired by Watson Pharmaceuticals, Inc. Mr. Oclassen holds a B.S. in zoology from San Diego State University. We believe Mr. Oclassen’s qualifications to sit on our Board of Directors include his pharmaceutical industry experience in multiple capacities from sales and marketing to chief executive positions, including eight years as our President and Chief Executive Officer (inclusive of his service with TPI).

Thomas P. Soloway. Mr. Soloway has served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer since April 4, 2012 and prior to that was our Senior Vice President, Operations and Chief Financial Officer since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Soloway served as Chief Financial Officer of TPI since July 2003, and as the Senior Vice President, Operations and Chief Financial Officer of TPI since November 2005. Prior to joining TPI, from 1993 to 2002, Mr. Soloway worked with Montreux Equity Partners, a venture capital firm, in the development, structuring and financing of early stage biotechnology companies. Mr. Soloway holds a B.S. in Entrepreneurial Studies from the University of Southern California and an M.B.A. from Georgetown University.

Nikhilesh N. Singh, Ph.D. Dr. Singh has served as our Senior Vice President, Chief Scientific Officer since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Dr. Singh served as Senior Vice President, Chief Scientific Officer of TPI since January 2007, and previously served as Vice President and Chief Scientific Officer of TPI from July 2003 to December 2006 and as a member of the TPI board of directors from July 2003 to November 2005. Prior to co-founding TPI, Dr. Singh served in various roles relating to the development, commercialization and marketing of pharmaceutical products at Procter & Gamble Co., a manufacturer of consumer goods and pharmaceuticals, from August 1987 until June 1995, G. D. Searle & Co., a life sciences company that is currently part of Pfizer Inc., from July 1995 until December 1998, and Watson Pharmaceuticals Inc., a pharmaceuticals manufacturer, from January 1999 until October 2001. Dr. Singh holds a B.S. and M.S. in Pharmacy from the University of Bombay, India, and a Ph.D. in Pharmaceutical Sciences from the University of Alberta, Canada.

Marilyn E. Wortzman. Ms. Wortzman has served as our Vice President, Finance since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Ms. Wortzman served as Vice President, Finance of TPI since March 2007. From June 2006 to March 2007, she served as a consultant to TPI. Prior to joining TPI, from April 1997 to April 2006, Ms. Wortzman served in various financial management positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical company, most recently as the Vice President, Finance and Administration. Ms. Wortzman holds a B.A. in Political Science from Syracuse University. Ms. Wortzman is also a Certified Public Accountant, inactive. Ms. Wortzman has informed Transcept that she will retire on or about April 30, 2012.

Christopher B. Ehrlich. Mr. Ehrlich has been a member of our Board of Directors since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Ehrlich was a member of the TPI board of directors since October 2005. He is currently a Manager Director at InterWest Partners, a venture capital firm, which he joined in August 2000. Prior to joining InterWest, from 1998 to 2000, Mr. Ehrlich was the Director of Licensing and Business Development at Purdue Pharma, a pharmaceutical company. Mr. Ehrlich is also a director of BioMimetic Therapeutics, Inc., a publicly-held biotechnology company. Mr. Ehrlich holds a B.A. in government from Dartmouth College and an M.B.A. from the J.L. Kellogg Graduate School of Management. We believe Mr. Ehrlich’s qualifications to sit on our Board of Directors include his experience in life science industry licensing and business development transactions, as a managing director of a life science industry venture capital firm, and as a member of other boards of directors in the life science industry. Mr. Ehrlich has also gained an understanding of Transcept during his six years of experience in service on our Board of Directors (inclusive of his service on the TPI Board of Directors).

Thomas D. Kiley, Esq. Mr. Kiley has been a member of our Board of Directors since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Kiley was a member of the TPI board of directors since January 2004. Since 1988 he has been an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, Inc., a biotechnology company, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. Mr. Kiley is also a director of Geron Corporation, a publicly-held biopharmaceutical company and Ceres, Inc., a publicly-held agricultural biotechnology company. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University. We believe Mr. Kiley’s qualifications to sit on our Board of Directors include his specialized knowledge of intellectual property matters for life science companies, his experience variously as a board member and general counsel for other public companies and his understanding of Transcept and its intellectual property strategy gained during eight years of service to us (inclusive of his service on behalf of TPI and on the TPI Board of Directors).

Jake R. Nunn. Mr. Nunn has been a member of our Board of Directors since completion of the merger between TPI and Novacea in January 2009. Mr. Nunn has been a partner at New Enterprise Associates, Inc., a venture capital firm, since June 2006. From January 2001 to June 2006, he was a partner and analyst for the MPM BioEquities Fund, a public life sciences fund at MPM Capital, a venture capital firm. Mr. Nunn holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Nunn holds the Chartered Financial Analyst designation and is a member of the CFA Society of San Francisco. We believe Mr. Nunn’s qualifications to sit on our Board of Directors include his eleven years of experience as a partner and analyst with life science industry venture capital firms, his experience as a member of other boards of directors in the industry, and his expertise as a CFA charterholder.

G. Kirk Raab. Mr. Raab has been a member of our Board of Directors, serving as Chairman of the Board of Directors, since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Raab was a member of the TPI board of directors since October 2003, serving as Chairman of the Board since November 2005. From 1985 to 1995, Mr. Raab served variously as President, Chief Operating Officer, Director and Chief Executive Officer of Genentech, Inc., a biotechnology company. From 1981 to 1985, Mr. Raab served as President, Chief Operating Officer and a Director of Abbott Laboratories, a biopharmaceutical company. Since 1995, Mr. Raab has been involved with over 15 public and privately held biotechnology companies, serving as Chairman of the Board of Directors for many of them. Mr. Raab holds a B.A. in political science from Colgate University where he is a Trustee Emeritus. We believe Mr. Raab’s qualifications to sit on our Board of Directors include his multidisciplined and principal executive officer experience in the life science industry obtained with companies that are considered leaders in our industry and the substantial understanding of Transcept he has gained during his eight years of service to us (inclusive of his service on the TPI Board of Directors).

Frederick J. Ruegsegger. Mr. Ruegsegger has been a member of our Board of Directors since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Ruegsegger was a member of the Novacea board of directors since February 2008. Mr. Ruegsegger has been a managing director of Four Oaks Partners, a transaction advisory firm, since April 2012. Mr. Ruegsegger served as chief financial officer of Sterigenics International, Inc., a sterilization technology company, from June 2004 until September 2011. Prior to that, Mr. Ruegsegger served as chief financial officer and chief of staff of Sterigenics’ former parent company, Ion Beam Applications, from May 2002 to June 2004. From October 2000 to May 2002, Mr. Ruegsegger provided financial and general management services, generally as a consultant, to a variety of companies including CentPharm, LLC and Phaethon Communications. Mr. Ruegsegger holds a B.S. in Economics from the University of Illinois and an M.A. in Management from Northwestern University. We believe Mr. Ruegsegger’s qualifications to sit on our Board of Directors include the financial experience he has gained throughout his career, his qualification as our “audit committee financial expert” under SEC rules and his role as a chief financial officer of a publicly-held company.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that Transcept is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the committee charters and Code of Business Conduct and Ethics described below are available in the “Corporate Governance” section of the “Investors” page of our website, www.transcept.com. Alternatively, you can request a copy of any of these documents by writing to Transcept Pharmaceuticals, Inc., 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804, Attention: Investor Relations.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the Board be independent directors;

•	the independent directors meet regularly in executive session without non-independent directors present;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

The Board of Directors has maintained as separate the roles of chairman of the board and chief executive officer. We believe independent directors and management can have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while our chief executive officer, in addition to such qualities, also brings company-specific experience and expertise. The Board believes that the separate role of chairman and chief executive officer is appropriate for Transcept because it promotes the consideration of different perspectives to aid in our strategic development and increases the Board’s ability to oversee the affairs of Transcept. The Board of Directors views these benefits as effective tools to strengthen corporate governance.

Independence of Directors

The Board of Directors has determined that directors Ehrlich, Kiley, LaPorte, Nunn, Raab, and Ruegsegger are each independent as defined under The NASDAQ Stock Market listing standards. The Board of Directors has also determined that each member of the Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under The NASDAQ Stock Market listing standards, and that each member of the Audit Committee is independent as defined under The NASDAQ Stock Market listing standards and applicable SEC rules. In reaching its conclusions on independence, the Board of Directors reviewed, among other factors, the relationships between the above-identified directors and certain of our investors and determined that such relationships did not affect such directors’ independence under the standards of The NASDAQ Stock Market, or, where applicable, under SEC rules.

Risk Oversight

Management is primarily responsible for managing risks that Transcept may face in the ordinary course of operating our business. The Board actively oversees potential risks and our risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to the business. In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. For example, the Audit Committee assists the Board in its risk oversight function by reviewing and discussing with management our legal risks, system of disclosure controls, the internal controls over financial reporting and risks associated with our cash investment policies. The Nominating and Corporate Governance Committee assists the Board in its risk oversight function by periodically reviewing and discussing with management important governance and associated regulatory compliance issues. The Compensation Committee assists the Board in its risk oversight function by overseeing strategies with respect to our incentive compensation programs and key employee retention issues. We believe that the Board of Directors leadership structure facilitates the division of risk management oversight responsibilities among the Board committees and enhances the Board’s efficiency in fulfilling its oversight function with respect to different business risks and risk mitigation practices.

Board Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board, current copies of which are posted on the “Corporate Governance” section of the “Investors” page of our website, www.transcept.com.

Audit Committee

The responsibilities of the Audit Committee include the following:

•	overseeing our accounting and financial reporting processes and audits of our financial statements;

•	assisting the Board in oversight and monitoring of:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements under applicable securities law,

•	the independent registered public accounting firms’ qualifications, independence and performance, and

•	our systems of disclosure controls and internal accounting and financial controls;

•	preparing a report in our annual proxy statement in accordance with the rules of the SEC;

•	providing the Board with the results of its monitoring and recommendations derived from its responsibilities; and

•

providing the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that come to its attention and that require the attention of the Board.

Management has the primary responsibility for our financial statements and the reporting process including our system of internal accounting and financial controls.

In 2011, the Audit Committee consisted of Mr. Ruegseggeer, who serves as its chairman, Ms. LaPorte and Mr. Raab. The Board of Directors has determined that Mr. Ruegsegger is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee held five meetings during 2011 and acted once by unanimous written consent. Ms. LaPorte was replaced by Mr. Ehrlich, effective April 14, 2012 in connection with Ms. LaPorte’s resignation.

Compensation Committee

Responsibilities

The responsibilities of the Compensation Committee include the following:

•	reviewing and determining all forms of compensation to be provided to our executive officers;

•	establishing and reviewing general policies relating to compensation, benefits and all bonus and equity compensation for all employees; and

•	producing an annual report on executive compensation for inclusion in our proxy materials in accordance with the rules of the SEC.

Refer to “Compensation Discussion and Analysis” for more information about our Compensation Committee and its processes and procedures.

The Compensation Committee consists of Mr. Ehrlich, who serves as its chairman, Mr. Nunn and Mr. Raab. The Compensation Committee held five meetings during 2011 and acted three times by unanimous written consent.

Compensation Committee Interlocks and Insider Participation

In 2011, Messrs. Ehrlich, Nunn and Raab served on the Compensation Committee. No member of the Compensation Committee or executive officer of Transcept has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Since the formation of the Compensation Committee, none of its members has been an officer or employee of Transcept either during or prior to such member’s serving on the Compensation Committee.

Nominating and Corporate Governance Committee and Director Nominations

The responsibilities of the Nominating and Corporate Governance Committee relating to the nomination of directors include the following:

•

considering and approving all nominees for membership on the Board, including the slate of nominees to be proposed by the Board to our stockholders for election at an annual stockholders’ meeting and any nominees to be elected or appointed by the Board to fill interim director vacancies;

•	evaluating all proposed director nominees;

•	evaluating incumbent directors before recommending re-nomination; and

•	recommending all approved candidates to the Board for appointment or nomination to our stockholders.

The Nominating and Corporate Governance Committee selects as candidates to the Board of Directors for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board of Directors’ effectiveness in serving the interests of our stockholders. Director nominees are expected to have considerable management experience that would be relevant to our current and expected future business directions, a track record of accomplishment and a commitment to ethical business practices. The Nominations and Corporate Governance Committee also considers diversity in professional experience and skill sets in identifying nominees for director. The Board of Directors, along with the Nominating and Corporate Governance Committee, utilizes its own resources to identify qualified candidates that meet these criteria to join the Board of Directors and may, in the future, use an executive recruiting firm to assist in the identification and evaluation of such qualified candidates. For these services, an executive recruiting firm would be paid a fee. The Nominating and Corporate Governance Committee has not established a procedure for considering nominees for director nominated by our stockholders. The Board of Directors and Nominating and Corporate Governance Committee believe that they can identify appropriate candidates to our Board of Directors. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our bylaws.

The responsibilities of the Nominating and Corporate Governance Committee relating to corporate governance include the following:

•	developing and recommending to the Board the governance principles applicable to us;

•	overseeing the evaluation of our Board and management;

•	recommending director nominees for each committee of our Board;

•	monitoring and reviewing compliance with our Code of Business Conduct and Ethics;

•	developing and recommending director conflict of interest policy applicable to our directors; and

•	reviewing performance of the committees of the Board, and making recommendations regarding committee organization, membership, function and effectiveness.

The Nominating and Corporate Governance Committee consists of Mr. Kiley, who serves as its chairman, and Mr.  Ruegsegger. The Nominating and Corporate Governance Committee held two meetings during 2011.

Board Attendance at Board and Stockholder Meetings

The Board of Directors held a total of ten meetings during 2011. No director serving throughout 2011 attended fewer than 75% of the aggregate of all meetings of the Board and the committees of the Board upon which such director served.

We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, but directors are encouraged to attend. Six of the seven board members attended our 2011 annual meeting of stockholders.

Communicating with the Board of Directors

In accordance with our policies regarding communication to non-management members of the Board of Directors, stockholders may communicate with such members by sending an email to the Chairman of the Board of Directors at Chairman@transcept.com. The Chairman of the Board of Directors monitors such communications and provides summaries at regularly scheduled meetings of the Board of Directors. Where the nature of the communication warrants, the Chairman of the Board of Directors may determine, in his judgment as considered appropriate, to obtain the more immediate attention of the appropriate committee of the Board of Directors or non-management director, of independent advisors or of management.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on the “Corporate Governance” section of the “Investors” page of our website, www.transcept.com. In addition, we intend to post on our website all disclosures that are required by law or The NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 31, 2012 for:

•	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of our outstanding shares of Common Stock;

•	each of our directors as of March 31, 2012, including the two nominees for re-election;

•	each of our named executive officers; and

•	all of our current directors, nominees for director and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 31, 2012, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

The percentage of ownership is based on 14,013,270 shares of Common Stock outstanding on March 31, 2012, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. We do not know of any arrangements, including any pledge by any person of securities of Transcept, the operation of which may at a subsequent date result in a change of control of Transcept. Unless otherwise noted, the address of each director and current and former executive officer of Transcept is c/o Transcept Pharmaceuticals, Inc., 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership
5% Stockholders

Entities Affiliated with New Enterprise Associates (2) 1954 Greenspring Drive, Suite 600 Timonium, MD 21093	2,086,756	14.9%

Entities Affiliated with InterWest Partners Entities (3) 2710 Sand Hill Road, Suite 200 Menlo Park, CA 94025	1,983,884	14.2%

Entities Affiliated with New Leaf Venture Partners Entities (4) 2500 Sand Hill Road, Suite 203 Menlo Park, CA 94025	1,140,808	8.1%

Hamilton BioVentures Entities (5) 990 Highland Drive, Suite 314 Solana Beach, CA 92075	998,012	7.1%

Entities Affiliated with HealthCor Entities (6) Carnegie Hall Tower 152 West 57th Street, 43rd Floor New York, NY 10019	700,000	5.0%

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership
Directors and Named Executive Officers

Christopher B. Ehrlich (7)	2,009,117	14.3%

Glenn A. Oclassen (8)	786,800	5.5%

Nikhilesh N. Singh (9)	376,438	2.6%

Thomas P. Soloway (10)	208,692	1.5%

G. Kirk Raab (11)	177,500	1.3%

Thomas D. Kiley (12)	124,062	*

Marilyn E. Wortzman (13)	93,092	*

Frederick J. Ruegsegger (14)	44,233	*

Kathleen D. LaPorte (15)	25,233	*

Jake R. Nunn (16)	25,233	*

Joseph T. Kennedy	—	*

All current executive officers and directors as a group (10 persons)	3,870,400	25.5%

*	Beneficial ownership representing less than 1%.
(1)	This table is based upon information supplied by officers and directors and upon information gathered by us about principal stockholders known to us based on Schedules 13D and 13G and related joint filing agreements, and Forms 3 and 4 filed with the SEC and includes number of shares as of March 31, 2012 along with options and warrants exercisable within 60 days of March 31, 2012.
(2)	Comprises (a) 1,103,283 shares held by New Enterprise Associates 12, Limited Partnership (“NEA 12”), (b) 980,143 shares held by New Enterprise Associates 10, Limited Partnership (“NEA 10”), (c) 2,494 shares held by NEA Ventures 2007, L.P. (“Ven 2007”), and (d) 836 shares held by NEA Ventures 2002, L.P. (“Ven 2002”). NEA 12 GP, LLC (“NEA 12 LLC”) is the sole general partner of NEA Partners 12, Limited Partnership (“NEA Partners 12”), which is the sole general partner of NEA 12. The individual managers of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna ‘Kittu’ Kolluri, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry, and Scott D. Sandell. NEA Partners 12, NEA 12 LLC, and the individual managers of NEA 12 LLC may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 12. NEA Partners 10, Limited Partnership (“NEA Partners 10”) is the sole general partner of NEA 10. The individual general partners of NEA Partners 10 are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry, and Scott D. Sandell. NEA Partners 10 and the individual general partners of NEA Partners 10 may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 10. The aforementioned indirect holders of the shares owned by NEA 12 and NEA 10 disclaim beneficial ownership of such shares except to the extent of their actual pecuniary interest therein. The shares directly held by Ven 2007 are indirectly held by Karen P. Welsh, the general partner of Ven 2007. Ms. Welsh holds voting and dispositive power with respect to the shares held by Ven 2007 and disclaims beneficial ownership of such shares except to the extent of her actual pecuniary interest therein. The shares directly held by Ven 2002 are indirectly held by Pamela J. Clark, the general partner of Ven 2002. Ms. Clark holds voting and dispositive power with respect to the shares held by Ven 2002 and disclaims beneficial ownership of such shares except to the extent of her actual pecuniary interest therein.
(3)

Comprises 1,983,884 shares held by InterWest Partners IX, L.P. InterWest Management Partners IX, LLC is the general partner of InterWest Partners IX, L.P. Harvey B. Cash, Philip T. Gianos, W. Stephen Holmes,

Gilbert H. Kliman, Arnold L. Oronsky, and Thomas L. Rosch are managing directors of InterWest Management Partners IX, LLC. Bruce A. Cleveland, Christopher B. Ehrlich, Nina Kjellson, Khaled A. Nasr and Douglas A. Pepper are venture members of InterWest Management Partners IX, LLC. Each managing director and venture member of InterWest Management Partners IX, LLC shares voting and dispositive power with respect to shares held by InterWest Partners IX, L.P. and disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.
(4)	Comprises 1,140,808 shares held by New Leaf Ventures I, L.P. New Leaf Venture Management I, L.P. is the general partner of New Leaf Ventures I, L.P. and New Leaf Venture Management I, LLC is the general partner of New Leaf Venture Management I, L.P. Srinivas Akkaraju, Philippe O. Chambon, Jeani Delagardelle, Ron Hunt, James Niedel and Vijay Lathi share voting and dispositive power with respect to shares held by New Leaf Ventures I, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.
(5)	Comprises 965,690 shares held by Hamilton BioVentures, L.P. and 32,322 shares issuable upon exercise of warrants held by Hamilton BioVentures, L.P. within 60 days of March 31, 2012. Hamilton BioVenture Partners, LLC is the general partner of Hamilton BioVentures, L.P. Kerry Dance, Ph.D. and Richard J. Crosby share voting and dispositive power with respect to shares held by Hamilton BioVentures, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.
(6)	Comprises (a) 412,993 shares held by HealthCor Offshore Master Fund, L.P., (b) 24,867 shares held by HealthCor Hybrid Offshore Master Fund, L.P., (c) 162,140 shares held by HealthCor L.P., and (d) 100,000 shares held by HealthCor Long Offshore Master Fund, L.P. Collectively, HealthCor, L.P., HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P., and HealthCor Long Offshore Master fund, L.P. (each a “Fund” and together, the “Funds”) are the beneficial owners of a total of 700,000 shares of the Common Stock of the Issuer. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Long Master GP, LLC is the general partner of HealthCor Long Offshore Master Fund, L.P. Accordingly, HealthCor Long Master GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Long Master GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds. HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P. Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor, L.P. As the managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock. Each of the Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock in excess of their actual pecuniary interest therein.
(7)

Comprises 1,983,884 shares held by InterWest Partners IX, L.P. InterWest Management Partners IX, LLC is the general partner of InterWest Partners IX, L.P. Harvey B. Cash, Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kliman, Arnold L. Oronsky, and Thomas L. Rosch are managing directors of InterWest

Management Partners IX, LLC. Bruce A. Cleveland, Christopher B. Ehrlich, Nina Kjellson, Khaled A. Nasr and Douglas A. Pepper are venture members of InterWest Management Partners IX, LLC. Each managing director and venture member of InterWest Management Partners IX, LLC shares voting and dispositive power with respect to shares held by InterWest Partners IX, L.P. and disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. Also includes 25,233 shares issuable upon exercise of options held by Mr. Ehrlich within 60 days of March 31, 2012.
(8)	Includes 401,445 shares issuable upon exercise of options and 1,098 shares issuable upon exercise of warrants held by Mr. Oclassen within 60 days of March 31, 2012. Also includes 73,457 shares held by Constance Oclassen, Mr. Oclassen’s wife.
(9)	Includes 296,076 shares issuable upon exercise of options and 307 shares issuable upon exercise of warrants held by Dr. Singh within 60 days of March 31, 2012. Also includes 78,206 shares held by the Singh Family Trust, for which Dr. Singh is not trustee and 295 shares held by Nikki Singh, Dr. Singh’s wife. Dr. Singh disclaims beneficial ownership of the shares held by the Singh Family Trust except to the extent of his pecuniary interest therein.
(10)	Includes 177,305 shares issuable upon exercise of options held by Mr. Soloway within 60 days of March 31, 2012. Also includes 153 shares issuable upon exercise of warrants held by the Thomas P. Soloway Revocable Family Trust, for which Mr. Soloway is trustee. Also includes 10,401 shares held by the Thomas P. Soloway Revocable Family Trust, for which Mr. Soloway is trustee, and 20,833 shares held by the Thomas P. Soloway 2003 Irrevocable Trust, for which Mr. Soloway is not trustee. Mr. Soloway disclaims beneficial ownership of the shares held by the Thomas P. Soloway 2003 Irrevocable Trust except to the extent of his pecuniary interest therein.
(11)	Includes 58,916 shares issuable upon exercise of options within 60 days of March 31, 2012.
(12)	Includes 25,233 shares issuable upon exercise of options within 60 days of March 31, 2012. Also includes 67,169 shares held by the Kiley Revocable Family Trust, for which Mr. Kiley is trustee. Mr. Kiley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(13)	Includes 92,875 shares issuable upon exercise of options within 60 days of March 31, 2012.
(14)	Includes 29,233 shares issuable upon exercise of options within 60 days of March 31, 2012.
(15)	Includes 25,233 shares issuable upon exercise of options held by Ms. LaPorte within 60 days of March 31, 2012. Ms. LaPorte has no voting or dispositive power with regard to any of the above referenced shares held by entities affiliated with New Leaf Ventures and disclaims beneficial ownership of such shares except to the extent of her actual pecuniary interest therein.
(16)	Includes 25,233 shares issuable upon exercise of options within 60 days of March 31, 2012. Mr. Nunn has no voting or dispositive power with regard to any of the above referenced shares held by entities affiliated with New Enterprise Associates and disclaims beneficial ownership of such shares except to the extent of his actual pecuniary interest therein.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This executive summary provides a discussion of how the Compensation Committee views the link between pay and performance for our named executive officers with respect to 2011, and includes additional information with respect to 2010 to provide context. For the purposes of this Compensation Discussion and Analysis, compensation tables and narrative discussion, our named executive officers for 2011 consist of:

•	Glenn A. Oclassen, President and Chief Executive Officer,

•	Thomas P. Soloway, Executive Vice President, Chief Operating Officer and Chief Financial Officer,

•	Nikhilesh N. Singh, Ph.D., Senior Vice President, Chief Scientific Officer,

•	Marilyn E. Wortzman, Vice President, Finance, and

•	Joseph T. Kennedy, former Vice President, former General Counsel, Compliance Officer and Secretary.

Mr. Kennedy resigned his employment as our Vice President, General Counsel, Compliance Officer and Secretary effective December 16, 2011 to pursue other business interests. Ms. Wortzman has tendered her resignation, expected to be effective on or about April 30, 2012.

Highlights of Compensation Actions Taken in 2010 and 2011

In October 2009 we received a Complete Response Letter from the U.S. Food and Drug Administration, or FDA, notifying us that they did not approve Intermezzo, our lead product candidate. In January 2010, at the recommendation of Glenn A. Oclassen, our Chief Executive Officer, and after consultation with Compensia, the Compensation Committee’s independent compensation consultant, the Compensation Committee took the following steps to help conserve cash and create a compensation program designed to retain management and align their compensation with the primary corporate objective to obtain FDA approval of Intermezzo:

•	freezing executive salaries at 2009 levels;

•	not paying cash bonuses under our 2009 cash incentive bonus program;

•	suspending the cash incentive bonus program for 2010; and

•	granting performance-contingent stock options with vesting tied to FDA approval of Intermezzo in lieu of a cash bonus program for 2010.

In February 2011, after completing a study that evaluated the effects of Intermezzo on next-day driving ability, and based upon the belief that this data increased the probability of the FDA approval of Intermezzo, the Compensation Committee, at the recommendation of Mr. Oclassen and after consultation with Compensia, took the following steps to bring executive compensation closer to our stated compensation philosophy:

•	increasing executive salaries, which had been frozen for nearly two years, to approximately the 50th percentile of our 2011 peer group;

•	re-implementing a cash incentive bonus program for 2011, tied in part, to the goal of the approval of Intermezzo by the FDA; and

•	awarding annual stock options with standard vesting over four years.

In July 2011 we received a second Complete Response Letter from the FDA notifying us that they did not approve the Intermezzo New Drug Application, or NDA. This resulted in a significant reduction in our stock price and, caused management to implement a reduction in force of approximately 45% of our employees in an effort to conserve cash. In an effort to retain our executives and employees in light of the uncertainty and risk related to the future of Intermezzo, the Compensation Committee sought input from the full Board of Directors and Compensia, and in August 2011 awarded performance-contingent stock options with vesting tied to FDA approval of Intermezzo to each of our employees. Intermezzo received FDA approval on November 23, 2011.

Advisory Vote on Executive Compensation

At the 2011 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers, with a greater than 99% approval rate for our say-on-pay resolution. As a result, the Compensation Committee continues to apply similar compensation philosophies to those it has used in previous years in determining executive compensation. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers.

Also at the 2011 annual meeting of stockholders, our stockholders provided strong support for holding advisory “say-on-pay” votes every three years, with approximately 70% of votes cast in favor of holding an advisory vote every three years. Consistent with the stated preference of a majority of our stockholders and the Board of Directors’ recommendation, the Board of Directors determined that we will hold a “say-on-pay” vote every three years. Our next advisory vote on compensation will be held at the 2014 annual meeting of stockholders.

Executive Compensation Philosophy

Our executive compensation program impacts all employees by establishing a general framework for compensation and creating a work environment focused on expectations, goals and rewards. Because the performance of every employee is important to our overall success, the Compensation Committee is mindful of the impact executive compensation and incentive programs have on all employees.

We maintain our headquarters and operations in the San Francisco Bay area, which has a high cost of living and a highly competitive employment environment. Specifically, numerous life science and other high-growth and commercial companies are nearby and compete for the same personnel that we seek to recruit, motivate and retain. In addition, the business cycle in the life science industry is typically much longer than other commercial industries requiring long-term dedication from employees. We recognize that highly qualified executives and other skilled professionals have many career opportunities and that their choices to join or stay with us rest in part with the mix of compensation being paid. In reconciling these considerations, the Compensation Committee strives to act in our, and our stockholders’, long-term best interests, and believes that our executive compensation program strongly aligns management with the long-term interests of our stockholders.

We aim to attract, retain and motivate top performers in our industry, and have developed a compensation philosophy intended to achieve these goals. To compensate for ongoing performance throughout the year, we generally target executive officer base salaries at or near the 50th percentile for similar positions in our peer group companies. We believe that this is an important target for retaining top performers. In addition, our compensation program is designed to reward performance by making a significant portion of the potential compensation of all executive officers contingent on the achievement of our business objectives. In rewarding performance, we have historically sought to incentivize long-term corporate and individual performance and provided special incentives when we need to achieve specific short-term goals. To achieve these aims, we have adopted a general philosophy of targeting total target cash compensation (base salary plus target bonus), and long term equity compensation, at approximately the 75th percentile of our peer group companies. To determine the 75th percentile of long term equity compensation, we typically consider a blend of the percent of company granted methodology and the Black Scholes Equity Value methodology, in each case vs. our peer group as supplemented with third party survey data for those positions where our peer group does not have sufficient data for comparison. We believe that these targets align management with shareholder interest by rewarding executives for making decisions and achieving milestones that drive long term value creation. Each of these targets is evaluated annually by the Compensation Committee, and a subjective decision is made regarding general progress in our business and the applicability of each of these targets in light of such progress.

To date, we have not consistently structured our compensation elements for executive officers so as to target each separate component at a specific percentage of total direct compensation for the year. The determination of the Compensation Committee as to the appropriate use and weight of each component of executive compensation has been historically subjective, based on its view of the relative importance of each component in meeting overall company objectives.

Objectives of the Executive Compensation Program

Our executive compensation program is designed to achieve three primary objectives:

•	provide competitive compensation to attract, retain and motivate top talent;

•

foster collaboration among our executive team and promote the achievement of annual strategic objectives by linking compensation to the achievement of shared corporate performance goals and individual objectives that support corporate goals; and

•	align compensation with stockholders and reward the creation of stockholder value.

Compensation Elements and Purpose

In 2011, executive compensation at the company consisted of the following elements:

•	Base salary: Compensation for ongoing performance throughout the year.

•	Cash incentive bonus program: A cash bonus program to recognize and reward annual performance, including the achievement of overall company objectives and individual goals.

•	Time-vested stock option awards: Equity compensation to provide an incentive to manage the company from the perspective of an owner with an equity stake in the business.

•	Performance-contingent stock option awards: Equity compensation with vesting tied to FDA approval of Intermezzo to retain employees and provide an incentive for achieving FDA approval of Intermezzo.

•

Severance and change-in-control benefits: Remuneration paid to executive officers in the event of a qualifying termination in connection with a change-in-control of the company or an involuntary employment termination to provide security to our executive officers and enable them to focus on their duties for the Company.

•	Other benefits: Employee benefit plans, in which all employees participate, that enhance retention and workplace morale.

Process for Determining Executive Compensation

During 2011, The Compensation Committee was responsible for evaluating and approving all compensation of our executive officers. In January 2011, our Compensation Committee consisted of Daniel K. Turner III, as its chairman, Christopher B. Ehrlich and Camille D. Samuels. Effective May 1, 2011, the Compensation Committee has consisted of Christopher B. Ehrlich, as its chairman, Jake R. Nunn and G. Kirk Raab. Each of the individuals currently serving on our Compensation Committee is considered an independent director under the rules of The NASDAQ Stock Market and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

To aid the Compensation Committee in its responsibilities, the Chief Executive Officer and Chief Financial Officer provide the Compensation Committee with a variety of information, including analyses relating to our overall corporate performance, the individual performance of executive officers and compensation recommendations for all executive officers based on industry compensation surveys and internal equity. Neither the Chief Executive Officer nor the Chief Financial Officer participates in the Compensation Committee’s deliberations or decisions with regard to his respective compensation terms. The Chairman of the Board participates in the process for determining the Chief Executive Officer’s compensation. The Chief Executive Officer participates in the process for determining the Chief Financial Officer’s compensation.

In late 2010 the Compensation Committee again engaged Compensia to assess matters relating to executive compensation plans, evaluate our compensation policies and practices, report to the Compensation Committee on its findings, and to make recommendations for compensation adjustments. In January 2011, our Compensation Committee completed 2010 performance reviews of our executive officers and implemented compensation adjustments to be effective for fiscal 2011. For purposes of comparison with other public companies, Compensia recommended, and the Compensation Committee approved, a group of peer companies that were of similar market capitalization and business models, that were in either late stage development of lead product candidates or early commercialization, and were primarily, but not exclusively, California based. The peer group used to determine 2011 compensation was as follows:

• Alexza Pharmaceuticals, Inc.	• Orexigen Therapeutics, Inc.

• Arena Pharmaceuticals, Inc.	• Pain Therapeutics, Inc.

• Avanir Pharmaceuticals, Inc.	• Somaxon Pharmaceuticals, Inc.

• Cadence Pharmaceuticals, Inc.	• Vanda Pharmaceuticals Inc.

• Cypress Biosciences, Inc.	• VIVUS, Inc.

• MAP Pharmaceuticals, Inc.	• XenoPort, Inc.

• NeurogesX, Inc.

Between 2010 and 2011 Compensia recommended, and the Compensation Committee approved, a change in companies determined to be peers for purposes of setting compensation. Generally, several peers were removed as compared to the 2010 peer group due to changes in market capitalization that made them less desirable choices, or it was determined that other companies with more similar business models or geographic locations made them more suitable choices. 2010 peers that were not included in 2011 include: Acura Pharmaceuticals, Inc., ARYx Therapeutics, Inc., NPS Pharmaceuticals, Inc., and Synta Pharmaceuticals Corp. To replace these, Compensia recommended we add the following companies to our 2011 peer group: Cypress Biosciences, Inc. and XenoPort, Inc.

2011 Executive Compensation Program

Base Salary

In February 2011, after completing a study that evaluated the effects of Intermezzo on next-day driving ability, and based on the belief that this data increased the probability of the FDA approval of Intermezzo, Mr. Oclassen recommended that base salaries for the management team, other than his own, be increased to approximately the 50th percentile of the base salaries in our 2011 peer group, a level that was consistent with the Compensation Committee’s guidelines for executive base salaries. The Compensation Committee then reviewed the compensation and performance of Mr. Oclassen in light of the increased probability of the FDA approval of Intermezzo. After consideration of executive salary data provided to the Compensation Committee by Compensia, including third party data from Radford, the Compensation Committee raised executive base salaries, which had been frozen for nearly two years. The salaries of Mr. Oclassen, Mr. Soloway and Dr. Singh were increased to approximately the 50th percentile of our 2011 peer group. Mr. Kennedy’s salary was set at approximately $10,000 below the 50th percentile of our 2011 peer group, and the salary of Ms. Wortzman was set approximately $20,000 more than the 50th percentile or our 2011 peer group.

Officer	2011 Base Salary
Glenn A. Oclassen	$455,000
Thomas P. Soloway	$316,000
Nikhilesh N. Singh	$319,000
Joseph T. Kennedy	$290,000
Marilyn E. Wortzman	$245,000

Cash Incentive Bonus Program

In February 2011, after completing a study that evaluated the effects of Intermezzo on next-day driving ability, and based upon the belief that this data increased the probability of the FDA approval of Intermezzo, Mr. Oclassen recommended that we reinstitute a cash bonus program for 2011. Due to the fact that Intermezzo had not yet been approved, Mr. Oclassen recommended, and the Compensation Committee agreed, to bonus targets that would position our target cash compensation (base salary plus target bonus) at approximately the 50th percentile of target cash compensation for similarly situated executives at our 2011 peer group. This is below the level of our stated philosophy which targets base salary plus target bonus at the 75th percentile. The Compensation Committee separately deliberated and determined the bonus target for Mr. Oclassen. 2011 targets under the annual incentive cash bonus program as follows:

•	Mr. Oclassen: 50% of base salary

•	Dr. Singh and Mr. Soloway: 35% of their respective base salaries

•	Other executive officers: 30% of their respective base salaries

Bonus payments under the 2011 cash bonus plan were not payable unless Intermezzo was approved by the FDA and were based 70% on such approval and 30% on a discretionary basis. FDA approval was received on November 23, 2011. Due to the contributions made by each of our executives in the approval of Intermezzo, the 2011 bonus payments were paid at 100% of the 2011 target bonus amount in February 2012, with the exception of Mr. Kennedy, whose bonus was paid at 70% in December 2011.

Stock Option Awards

We believe that stock option awards are an effective means of aligning the interests of executives and stockholders, rewarding executives for achieving success over the long term and providing executives an incentive to remain with us. We grant options to new executives upon the commencement of their employment, and after becoming a public company in 2009, we adopted an annual grant timetable that is part of our annual review process.

In granting stock options to our executives, we consider an executive’s existing option grants and equity holdings, including factors such as the total percentage of the company’s capital stock represented by those option grants and holdings and the extent to which these grants and holdings are vested. As a guiding philosophy, we begin our analysis by targeting an annual equity grant for each executive that approximates the 75th percentile as compared to our peer group companies, or third party survey data for those positions where our peer group does not have sufficient data for comparison. Using this analysis as a framework, and based upon our desire to promote an egalitarian team ethic, we reallocate stock option grants among similarly situated classes of executives based on title, such as Senior Vice President or Vice President, so that similarly titled executives are awarded similar grants.

The typical vesting schedule for initial stock option grants to our employees includes vesting of 25% of the shares subject to the option at one year, and equal monthly vesting of the remaining shares subject to the option thereafter over the next 36 months. After an initial stock option grant is made to any employee, subsequent option grants typically vest in equal monthly installments over a total of 48 months. The Compensation Committee retains the discretion to grant additional options to executive officers as a reward for exceptional performance, or to incent the achievement of specific short term objectives.

2011 Annual Stock Option Grants

In February 2011, as part of our annual stock option grant process, our Compensation Committee granted the named executive officers options to purchase our Common Stock as indicated in the table below. All such stock options were granted pursuant to our 2006 Incentive Award Plan. Options granted to the named executive officers had an exercise price of $8.20 per share, the closing price of our Common Stock on the date of grant. The options vest in equal monthly installments over a 48-month period, subject to continuous active service to us during such period.

The size of these grants was determined based on the recommendations of Compensia and the Compensation Committee’s guideline to grant equity incentives to our overall executive team at approximately the 75th percentile of our peer group. Although we have an overall 75th percentile equity compensation target for our executive officers, an individual executive’s equity compensation will be influenced by additional considerations such as the scope of the executive’s role; the executive’s experience, qualifications, and skills; individual performance; and our desire to promote equality among our similarly situated executives. In analyzing 75th percentile equity compensation at our 2011 peer group companies, Compensia used an equal blend of the Black-Scholes valuation method and a method that compares the percentage of the shares outstanding represented by equity grants. Annual stock option awards to our Named Executive Officers in 2011 were as follows:

Name	Shares Subject to Option
Glenn A. Oclassen	152,000
Thomas P. Soloway	58,000
Nikhilesh N. Singh, Ph.D.	58,000
Joseph T. Kennedy	37,000
Marilyn E. Wortzman	37,000

Annual stock option grants for Mr. Oclassen were at the 75th percentile. Mr. Soloway received 7,000 options less and Dr. Singh received 7,000 options more than the 75th percentile. Mr. Kennedy received 10,000 options less and Ms. Wortzman received 12,000 options more than the 75th percentile.

Performance-contingent Stock Option Grants

In July 2011, we received a second Complete Response Letter from the FDA notifying us that they did not approve the Intermezzo New Drug Application, or NDA. This resulted in a significant reduction in our stock price and caused management to implement a reduction in force of approximately 45% of our employees in an effort to conserve cash. In an effort to retain our executives and employees in light of the uncertainty and risk related to the future of Intermezzo, the Compensation Committee sought input from the full Board of Directors and Compensia, and awarded performance-contingent stock options with vesting tied to FDA approval of Intermezzo to each of our employees in August 2011.

This grant was awarded as a special incentive to align management with the primary corporate objective to obtain FDA approval of Intermezzo. The number of stock options awarded to each executive officer that was intended to deliver value equal to approximately 1.5x to 2.5x the executive’s base salary upon the approval of Intermezzo, assuming that the price of our common stock would increase to between $8.00 and $12.00 if Intermezzo were approved. In determining the size of these retention awards, the Compensation Committee sought to provide a meaningful retention incentive to executive officers while limiting the overall size of awards to fall within the available share pool under the 2006 Incentive Award Plan. All such stock options were granted pursuant to our 2006 Incentive Award Plan. Options granted to the named executive officers had an exercise price of $2.68 per share, the closing price of our common stock on the date of grant. Fifty percent of such options vested on November 23, 2011, the date that the FDA approved Intermezzo, and the remaining 50% vest on the first anniversary of such approval, provided that the recipient remains an employee of the company through the vesting date. Performance-contingent stock option awards to our Named Executive Officers in 2011 were as follows:

Name	Shares Subject to Option
Glenn A. Oclassen	155,000
Thomas P. Soloway	77,500
Nikhilesh N. Singh, Ph.D.	77,500
Joseph T. Kennedy	77,500
Marilyn E. Wortzman	77,500

Employment and Severance Agreements

We believe that concerns about potential job loss or the possibility or occurrence of a change-in-control of the company can create uncertainty for our executive officers that may unduly affect their performance. For example, fear of an involuntary termination of employment without cause, such as in the event of a reduction in force or position elimination may lead to the untimely departure of a key employee. In addition, the possibility of a change-in-control of the company may create uncertainty for executives regarding their continued employment by us because such transactions frequently result in changes in senior management.

Consequently, in 2009 the Compensation Committee approved our entry into Change of Control and Severance Benefits Agreements with our executive officers, including our named executive officers, to ensure that this protection was consistent with our peer companies and market practices. We believe that these agreements ensure the continued attention and dedication of our executive officers, including our named executive officers, to their assigned duties, and, thus, help ensure that they act in the best interests of our stockholders. These agreements also help to mitigate the risk of a potential job loss, as well as provide additional incentives to our executive officers to remain employed with us.

These agreements provide that each executive officer, including each named executive officer, will receive certain severance benefits if his or her employment is terminated without “cause” or he or she resigns for “good reason” (as those terms are defined in the agreements), within 12 months after a change-in-control of the company (as such term is defined in the agreements), or if his or her employment is terminated without cause, other than within 12 months after a change-in-control of the company. Any severance benefit received under such circumstances is only payable after such executive officer has signed a Release Agreement. Where an executive’s employment is terminated without cause, the applicable payment amounts and benefit levels differ depending upon whether or not such termination occurs within 12 months after a change-in-control. The agreements also provide for full acceleration of vesting of equity incentive awards in the event of a qualifying termination or resignation of employment within 12 months after a change-in-control.

For additional information on the specific terms and conditions of the employment agreements of our named executive officers, and estimated potential payments and benefits under these arrangements in connection with qualifying terminations or resignations, see the discussion in this proxy statement under the heading “Transcept Employment and Severance Agreements.”

Other Benefits

Executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our 401(k) plan, and our Employee Stock Purchase Plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, which we believe are comparable to those provided at peer companies. We negotiated relocation benefits including limited reimbursement of moving expenses and a limited housing allowance in favor of Mr. Kennedy in 2009 on an arm’s length basis in connection with his relocation to the San Francisco Bay area to serve as our employee, as we have done on a case-by-case basis with other employees.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, places a limit of $1.0 million on the amount of compensation that we may deduct as a business expense in any year with respect to our chief executive officer and certain other highly paid executive officers. We can preserve the deductibility of certain performance-based compensation in excess of $1.0 million if the conditions of Code Section 162(m) are met. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Code Section 409A imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Code Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or fixed schedule, a change-in-control, or the individual’s death or disability). For certain executives, Code Section 409A requires that such individual’s distribution of certain non-qualified deferred compensation amounts commence no earlier than six months after such officer’s separation from service. We have and will continue to endeavor to structure our compensation arrangements to be exempt from or comply with Code Section 409A so as to avoid the adverse tax consequences associated therewith. We have not provided any executives or other employees with any gross-up in connection with Section 409A of the Code.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of Transcept has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted By:
MEMBERS OF THE COMPENSATION COMMITTEE

Christopher B. Ehrlich, Compensation Committee Chairman
Jake R. Nunn
G. Kirk Raab

Dated: April 19, 2012

The information contained above under the caption “Report of the Compensation Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

Compensation Policies and Practices As They Relate to Risk Management

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our business. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our employees to take excessive risk. Specifically, the Compensation Committee reviewed the following design features of our compensation programs that guard against excessive risk-taking:

•

our compensation program is designed to provide a balanced mix of annual and long-term compensation in order to encourage actions that are in our shareholders’ interests in both the short and long-term;

•	base salaries are consistent with market practices such that our employees are not motivated to take excessive risks to achieve a reasonable level of financial security; and

•	our long-term incentive compensation employs multi-year vesting to facilitate long-term alignment with shareholders.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation of our named executive officers for 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Glenn A. Oclassen	2011	450,833	—	1,175,720	227,500	—		1,854,053
President and Chief	2010	405,000	—	988,966	—	—		1,393,966
Executive Officer	2009	401,250	—	264,411	—	—		665,661

Thomas P. Soloway	2011	313,000	—	483,505	110,600	—		907,105
Exec. Vice President,	2010	280,000	—	413,420	—	—		693,420
Chief Operating Officer and Chief Financial Officer	2009	277,000	—	123,392	—	—		400,392

Nikhilesh N. Singh, Ph.D.	2011	315,750	—	483,505	111,650	—		910,905
Sr. Vice President and	2010	280,000	—	413,420	—	—		693,420
Chief Scientific Officer	2009	276,875	—	123,392	—	—		400,267

Marilyn E. Wortzman	2011	241,508	—	361,758	73,500	—		676,766
Vice President, Finance	2010	225,000	—	252,453	—	—		477,453
	2009	223,125	—	58,758	—	—		281,883

Joseph T. Kennedy (2)	2011	276,667	—	361,758	60,900	27,959	(3)	727,284
Former Vice President,	2010	275,000	—	266,928	—	25,000		566,928
General Counsel,	2009	224,054	25,000	187,230	—	127,974		564,258
Compliance Officer and
Secretary

(1)	The amounts in this column represent the grant date fair value of options awarded during the respective year computed in accordance with ASC Topic 718. Assumptions used in calculating the valuation of option awards are described in Note 15 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	Mr. Kennedy resigned his position as Vice President, General Counsel, Compliance Officer and Secretary effective as of December 16, 2011.
(3)	Represents the sum of $10,500 relocation housing allowance and $17,459 of vacation payout upon termination.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan based awards to each of the named executive officers during the year ended December 31, 2011. The options granted to the named executive officers were granted under the Amended and Restated 2006 Incentive Award Plan.

Name	Grant Date	Possible Payout under Non-Equity Incentive Plan Awards Target (1) ($)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value (3) ($)

Glenn A. Oclassen	2/2/2011	227,500	152,000	8.20	881,220
	8/24/2011		155,000	2.68	294,500
Thomas P. Soloway	2/2/2011	110,600	58,000	8.20	336,255
	8/24/2011		77,500	2.68	147,250
Nikhilesh N. Singh, Ph.D.	2/2/2011	111,625	58,000	8.20	336,255
	8/24/2011		77,500	2.68	147,250
Marilyn E. Wortzman	2/2/2011	73,500	37,000	8.20	214,508
	8/24/2011		77,500	2.68	147,250
Joseph T. Kennedy	2/2/2011	87,000	37,000	8.20	214,508
	8/24/2011		77,500	2.68	147,250

(1)	Represents the target potential payout at 100% under the Transcept annual incentive bonus plan for the year ended December 31, 2011. Actual amounts paid in February 2012 related to the 2011 non-equity incentive plan are reflected in the compensation table above.
(2)	See “Outstanding Equity Awards at Fiscal Year-End” table below for vesting information for these option grants.
(3)	The amounts in this column represent the grant date fair value of options awarded computed in accordance with ASC Topic 718. Assumptions used in calculating the valuation of option awards are described in Note 15 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning the outstanding option awards held as of December 31, 2011 by each of the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Vesting Commencement Date	Option Exercise Price ($)	Option Expiration Date
Glenn A. Oclassen	9,958	—			0.88	3/15/2016
	87,398	—			1.77	4/4/2017
	63,750	26,250	(1)	2/12/2009	4.14	2/12/2019
	53,570	58,230	(1)	1/14/2010	8.21	1/14/2020
	29,500	29,500	(2)	11/23/2011	8.21	1/14/2020
	31,666	120,334	(1)	2/2/2011	8.20	2/2/2021
	77,500	77,500	(2)	11/23/2011	2.68	8/24/2021

Thomas P. Soloway	29,157	—			0.88	3/15/2016
	52,509	—			1.77	4/4/2017
	29,750	12,250	(1)	2/12/2009	4.14	2/12/2019
	22,664	24,636	(1)	1/14/2010	8.21	1/14/2020
	12,050	12,050	(2)	11/23/2011	8.21	1/14/2020
	12,083	45,917	(1)	2/2/2011	8.20	2/2/2021
	—	38,750	(2)	11/23/2011	2.68	8/24/2021

Nikhilesh N. Singh, Ph.D.	59,599	—			0.88	3/15/2016
	102,088	—			1.77	4/4/2017
	29,750	12,250	(1)	2/12/2009	4.14	2/12/2019
	22,664	24,636	(1)	1/14/2010	8.21	1/14/2020
	12,050	12,050	(2)	11/23/2011	8.21	1/14/2020
	12,083	45,917	(1)	2/2/2011	8.20	2/2/2021
	38,750	38,750	(2)	11/23/2011	2.68	8/24/2021

Marilyn E. Wortzman	4,027	—			1.77	4/4/2017
	5,654	—			2.12	8/22/2017
	14,166	5,834	(1)	2/12/2009	4.14	2/12/2019
	12,410	13,490	(1)	1/14/2010	8.21	1/14/2020
	8,850	8,850	(2)	11/23/2011	8.21	1/14/2020
	7,708	29,292	(1)	2/2/2012	8.20	2/2/2021
	38,750	38,750	(2)	11/23/2011	2.68	8/24/2021

Joseph T. Kennedy	1,771	—			3.10	3/16/2012
	12,410	—			8.21	3/16/2012
	10,100	—			8.21	3/16/2012
	7,708	—			8.20	3/16/2012

(1)	Vests monthly over four years.
(2)	Vests 50% upon FDA approval of Intermezzo® and the remaining 50% vest on the first anniversary of any such approval. FDA approval was received on November 23, 2011.

Options Exercised and Stock Vested

The following table presents certain information concerning the exercise of options by each of the named executive officers during the year ended December 31, 2011. None of our named executive officers held stock awards during fiscal 2011.

Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1) ($)

Thomas P. Soloway	76,270	497,501
Marilyn E. Wortzman	20,000	135,019
Joseph T. Kennedy	95,416	477,364

(1)	The aggregate dollar value realized upon exercise of options represents the difference between the aggregate market price of the shares of Common Stock underlying the option award on the exercise date and the exercise price of the options.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any pension or nonqualified deferred compensation benefits to our named executive officers.

Transcept Employment and Severance Agreements

We entered into Change of Control and Severance Benefits Agreements with each of our named executive officers. Each of these agreements provides for the executive officer to remain an at-will employee, has a term of five years, and contains provisions that allow for the timing of payments under the agreements to be altered in order to prevent certain adverse tax consequences under Section 409A of the Internal Revenue Code of 1986.

Definitions

“Cause” under these agreements means any one or more of the following:

•	conviction of (or pleading guilty or no contest to) any felony or any crime involving moral turpitude;

•	participation in any material fraud, material act of dishonesty, or other act of intentional and material misconduct against Transcept;

•	intentionally damaging or willfully misappropriating any property of Transcept that in any case has a material adverse effect on us;

•	materially breaching any fiduciary, statutory, or contractual duty owed to us;

•	regularly and materially failing to diligently and successfully perform the executive’s duties;

•	failing to cooperate with us in any investigation or proceeding by any governmental or similar authority or as otherwise authorized by the Board of Directors or a committee thereof; and

•	being found liable in an SEC action and/or being disqualified by the SEC from serving in an executive role.

“Good Reason” under these agreements means that the executive resigns his or her role with us if one of the following has taken place without the executive’s consent, has not been cured within 30 days of the executive providing written notice to our Board of Directors, and the executive’s resignation is effective within 60 days after expiration of the 30-day cure period:

•	there is a material reduction in the executive’s base annual salary;

•

there is a material change in the executive’s position or responsibilities (including the person or persons to whom the executive has reporting responsibilities) that represents an adverse change from the executive’s position or responsibilities from those in effect at any time within 90 days preceding the change of control; provided, however, that a change of control which results in the subsequent conversion of Transcept to a division or unit of the acquiring corporation will not by itself result in a material reduction in the executive’s level of responsibility;

•	the executive is required to relocate his or her principal place of employment to a facility or location that would increase the executive’s one-way commute distance by more than 35 miles;

•	We materially breach our obligations under any then-effective employment agreement with the executive; and

•	an acquirer, successor or assignee of Transcept fails to assume and perform, in any material respect, our obligations under the employment agreement.

“Change of Control” under these agreements means:

•

a transaction or series of transactions (other than a public offering through a registration statement filed with the SEC) whereby any person or persons directly or indirectly acquires beneficial ownership of securities of Transcept possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; or

•

any period of two consecutive years during which individuals who constitute a majority of our Board of Directors at the beginning of such two year period, together with any new directors whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

•

the consummation by us of a merger, consolidation, reorganization, business combination, sale or disposition of all or substantially all of our assets in a single transaction or series of related transactions, or the acquisition of assets or stock of another entity, in each case other than in a transaction:

•

which results in the voting securities of Transcept outstanding immediately before the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; and

•

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity, not including such persons who prior to consummation of the transaction owned enough securities to represent 50% of the voting securities of the successor entity following consummation of the transaction; or

•	Our stockholders approve a liquidation or dissolution of Transcept.

Material Severance Terms Pertaining to Named Executive Officers

Set forth below are descriptions of material severance terms pertaining to our named executive officers.

Glenn A. Oclassen

In the event that we terminate Mr. Oclassen’s employment without cause or Mr. Oclassen resigns for good reason, in either case within 12 months after a change of control, Mr. Oclassen will receive a single lump sum severance payment equal to two times his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Mr. Oclassen and his eligible dependents become covered under similar plans, and the vesting of 100% of Mr. Oclassen’s then-outstanding unvested equity awards.

In the event that we terminate Mr. Oclassen’s employment without cause other than within 12 months after a change of control, Mr. Oclassen will receive a single lump sum severance payment equal to 1.5 times his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Mr. Oclassen and his eligible dependents become covered under similar plans.

Thomas P. Soloway

In the event that we terminate Mr. Soloway’s employment without cause or Mr. Soloway resigns for good reason, in either case within 12 months after a change of control, Mr. Soloway will receive a single lump sum severance payment equal to 1.5 times his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Mr. Soloway and his eligible dependents become covered under similar plans, and the vesting of 100% of Mr. Soloway’s then-outstanding unvested equity awards.

In the event that we terminate Mr. Soloway’s employment without cause other than within 12 months after a change of control, Mr. Soloway will receive a single lump sum severance payment equal to his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Mr. Soloway and his eligible dependents become covered under similar plans.

Nikhilesh N. Singh

In the event that we terminate Dr. Singh’s employment without cause or Dr. Singh resigns for good reason, in either case within 12 months after a change of control, Dr. Singh will receive a single lump sum severance payment equal to 1.5 times his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Dr. Singh and his eligible dependents become covered under similar plans, and the vesting of 100% of Dr. Singh’s then-outstanding unvested equity awards.

In the event that we terminate Dr. Singh’s employment without cause other than within 12 months after a change of control, Dr. Singh will receive a single lump sum severance payment equal to his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Dr. Singh and his eligible dependents become covered under similar plans.

Marilyn E. Wortzman

In the event that the Company terminates Ms. Wortzman’s employment without cause or Ms. Wortzman resigns for good reason, in either case within 12 months of a change of control, Ms. Wortzman will receive a single lump sum severance payment equal to her then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Ms. Wortzman and her eligible dependents become covered under similar plans, and the vesting of 100% of Ms. Wortzman’s then-outstanding unvested equity awards.

In the event that the Company terminates Ms. Wortzman’s employment without cause other than within 12 months after a change of control, Ms. Wortzman will receive a single lump sum severance payment equal to her then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Ms. Wortzman and her eligible dependents become covered under similar plans.

Potential Payments upon Termination

Within Twelve Months After a Change of Control

Based upon a hypothetical termination date of December 31, 2011, assuming that the above-described Change of Control and Severance Benefits Agreements were in place as of such date, and that the named executive officers were terminated without cause or resigned their positions for good reason within 12 months after a change of control of Transcept, our named executive officers would have been entitled to the following payments and benefits:

Name	Lump Sum Salary - Based Severance Payment (1) ($)	Accelerated Vesting of Unvested Equity Awards (2) ($)	Maximum Continued Payment of COBRA Premiums (3) ($)	Total ($)
Glenn A. Oclassen	910,000	495,988	71,028	1,477,016
Thomas P. Soloway	474,000	244,765	35,694	754,459
Nikhilesh N. Singh, Ph.D.	478,500	244,765	40,338	763,603
Marilyn E. Wortzman	245,000	221,090	21,420	487,510

(1)	Represents two times Mr. Oclassen’s annual base salary for 2011, 1.5 times Mr. Soloway’s and Dr. Singh’s annual base salaries for fiscal year 2011, and the annual base salary for Ms. Wortzman for 2011.
(2)	Represents the excess, if any, of $7.83, which was the most recent closing price of our Common Stock on December 31, 2011, over the option exercise price with respect to all unvested options held by each named executive officer as of the date hereof.
(3)	Represents continued payments of monthly health premiums for 18 months for Mr. Oclassen, Mr. Soloway and Dr. Singh, and 12 months for Ms. Wortzman.

Other Than Within Twelve Months After a Change of Control

Based upon a hypothetical termination date of December 31, 2011, assuming that the above-described employment and severance agreements were in place as of such date, and that the named executive officers were terminated without cause other than within 12 months of a change of control of Transcept, our named executive officers would have been entitled to the following payments and benefits:

Name	Lump Sum Salary - Based Severance Payment (1) ($)	Maximum Continued Payment of COBRA Premiums (2) ($)	Total ($)
Glenn A. Oclassen	682,500	71,028	753,528
Thomas P. Soloway	316,000	23,796	339,796
Nikhilesh N. Singh, Ph.D.	319,000	26,892	345,892
Marilyn E. Wortzman	245,000	21,420	266,420

(1)	Represents 1.5 times Mr. Oclassen’s annual base salary for 2011 and the annual base salaries for 2011 for each of Mr. Soloway, Dr. Singh, and Ms. Wortzman.
(2)	Represents continued payments of monthly health premiums for 18 months for Mr. Oclassen and 12 months for Mr. Soloway, Dr. Singh and Ms. Wortzman.

DIRECTOR COMPENSATION

2011 Director Compensation

The following table sets forth, for the year ended December 31, 2011, a summary of compensation for all non-employee directors:

	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)		Total ($)
Christopher B. Ehrlich	51,667	42,207	(2)	93,874
Thomas D. Kiley	96,000	42,207	(2)	138,207
Kathleen D. LaPorte	46,000	42,207	(2)	88,207
Jake R. Nunn	44,333	42,207	(2)	86,540
G. Kirk Raab	197,333	212,295	(3)	409,628
Frederick J. Ruegsegger	58,000	42,207	(4)	100,207

(1)	The amounts in this column represent the grant date fair value of options awarded by us during 2011 computed in accordance with ASC Topic 718. Assumptions used in calculating the valuation of option awards are described in Note 15 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated herein by reference.
(2)	Messrs. Ehrlich, Kiley, Nunn, and Ms. LaPorte each had options to purchase 22,900 shares of our Common Stock outstanding at December 31, 2011, with exercise prices ranging between $4.50 and $8.85 per share, of which 22,038 were exercisable.
(3)	Mr. Raab had options to purchase 80,500 shares of our Common Stock outstanding at December 31, 2011, with exercise prices ranging between $4.50 and 8.21 per share, of which 49,193 were exercisable.
(4)	Mr. Ruegsegger had options to purchase 26,900 shares of our Common Stock outstanding at December 31, 2011, with exercise prices ranging between $4.14 and $14.00 per share, of which 26,107 were exercisable.

Director Compensation Plans

Cash Compensation

In June 2010, the Board of Directors approved the Second Amended and Restated Independent Director Cash Compensation Policy for non-employee directors, which amended, where noted below, our Amended and Restated Independent Director Cash Compensation Policy adopted in February 2009. The Second Amended and Restated Independent Director Cash Compensation Policy provides for payment of $40,000 per year for service as a director in addition to the following:

•	$16,000 per year for service as chairperson of the Audit Committee, which was raised in June 2010 from $12,000 per year;

•	$12,000 per year for service as chairperson of the Compensation Committee, which was raised in June 2010 from $10,000 per year;

•	$6,000 per year for service as chairperson of the Nominating and Corporate Governance Committee;

•	$6,000 per year for service as a non-chairperson member of the Audit Committee;

•	$5,000 per year for service as a non-chairperson member of the Compensation Committee; and

•	$3,000 per year for service as a non-chairperson member of the Nominating and Corporate Governance Committee.

No director who also serves as an employee of Transcept, currently only Mr. Oclassen, receives compensation for services rendered as a director.

The Board of Directors has also approved additional annual cash compensation to Messrs. Raab and Kiley of $150,000 and $50,000, respectively, for their anticipated contributions to Transcept as Chairman of the Board of Directors and Board advisor to us on intellectual property matters, respectively. We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors.

Equity Compensation

In June 2010, we replaced the Amended and Restated Independent Director Equity Compensation Policy with the Second Amended and Restated Independent Director Equity Compensation Policy.

Pursuant to the Second Amended and Restated Independent Director Equity Compensation Policy, which went into effect in June 2010, non-employee directors are granted the following initial and annual, automatic, non-discretionary nonqualified stock options to purchase shares of Common Stock:

•

Each new non-employee director receives an automatic grant for an option to purchase 10,000 shares of Common Stock as of the date he or she first becomes a non-employee director that vests in equal monthly installments over three years.

•

A non-employee director who is first appointed Chairman of the Board of Directors also receives an additional automatic option grant to purchase such number of shares of Common Stock as the Board shall determine as of the date he or she becomes Chairman of the Board of Directors that vests in equal monthly installments over three years.

•

On the date of the first regularly scheduled Compensation Committee meeting of each year commencing in 2011, each individual who continues to serve as a non-employee director on such date receives an automatic option grant to purchase 7,000 shares of Common Stock, provided that such individual has served as a non-employee director of Transcept for at least six months. This option vests in equal monthly installments over 12 months following the date of grant.

•

On the date of the first regularly scheduled Compensation Committee meeting of each year commencing in 2011, each non-employee director serving as Chairman of the Board of Directors who continues to serve as Chairman of the Board of Directors on such date also receives an automatic option grant to purchase such number of shares of Common Stock as the Board shall determine, provided that such individual has served as Chairman of the Board of Directors for at least six months. This option vests in equal monthly installments over 12 months following the date of grant, or otherwise determined by the Board of Directors.

The exercise price of each option granted to a non-employee director under the above independent director equity compensation policies is equal to the closing trading price of our Common Stock on the date of grant, or the last trading day immediately preceding the date of grant if the date of grant is not a trading day, of the shares of Common Stock covered by the option. Options have a maximum term of 10 years measured from the grant date, subject to termination in the event of the optionee’s cessation of board service.

Each independent director equity compensation policy provides that an optionee has a 12-month period following a cessation of board service in which to exercise any outstanding vested options issued under such policy, except in the case of a director’s retirement provided the director has reached the age of 62, in which case the options will be exercisable for an 18-month period following the director’s retirement. Options granted to non-employee directors under the above plans will fully vest and become immediately exercisable upon a change-in-control of Transcept. In addition, options held by any director who retires while serving as a member of the board after reaching the age of 62 will fully vest and become immediately exercisable upon such director’s retirement.

RELATED PARTY TRANSACTIONS

AND OTHER MATTERS

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the Audit Committee charter, our policy is for the Audit Committee to review and approve any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, when the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. We have not adopted specific standards for approval of these transactions, but instead the Audit Committee reviews each such transaction on a case-by-case basis.

Transactions with Related Persons

We entered into indemnification agreements with each of our directors and officers, which provide for the advancement of expenses under certain conditions and require us to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based on our review of the copies of such forms received by it and written representations from certain reporting persons, we believe that during fiscal 2011, our executive officers, directors and ten-percent stockholders complied with all other applicable filing requirements.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Broadridge Financial Solutions, Inc. may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. “Householding” will continue until you are notified otherwise or until you notify Broadridge or us that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify Broadridge, (2) direct your written request to: Transcept Pharmaceuticals, Inc., 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804, Attention: Investor Relations or (3) contact our Investor Relations department by telephone at (510) 215-3500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact Broadridge. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy form may vote the shares in their own discretion.

THE BOARD OF DIRECTORS

Dated: April 24, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

TRANSCEPT PHARMACEUTICALS, INC.

June 20, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://ir.transcept.com/annual-proxy.cfm
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20230000000000000000 0			062012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of the two (2) Class III Directors to serve for a three-year term.				2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Transcept Pharmaceuticals, Inc. for the fiscal year ending December 31, 2012.	☐	☐	☐

NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Thomas D. Kiley O G. Kirk Raab		This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for election of the nominated Class III Directors; (2) for the ratification of the appointment of Ernst & Young LLP and as the proxy holders deem advisable on such other matters that are properly brought before the meeting.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:      Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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TRANSCEPT PHARMACEUTICALS, INC.

PROXY FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 20, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Transcept Pharmaceuticals, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2012 Annual Meeting of Stockholders and Proxy Statement each dated April 24, 2012 and hereby appoints Thomas P. Soloway as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2012 Annual Meeting of Stockholders of Transcept Pharmaceuticals, Inc. to be held on June 20, 2012 at 8:00 a.m. PDT at 1003 W. Cutting Blvd, Suite 110, Point Richmond, California 94804 and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(Continued, and to be marked, dated and signed, on the other side)

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